ISS RECOMMENDS IN FAVOR OF ROADRUNNER’S RIGHTS OFFERING AND RELATED PROPOSALS DOWNERS GROVE, Ill., Dec. 7, 2018 – Roadrunner Transportation Systems, Inc. ("Roadrunner" or the "company") (NYSE: RRTS) today announced that Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy advisory firm, has recommended that Roadrunner shareholders vote FOR the company’s rights offering and related proposals. Specifically, ISS recommended in favor of the approval of the company’s rights offering, the standby purchase agreement between the company and funds affiliated with Elliott Management Corporation (“Elliott”) to provide a backstop commitment, and the other proposals that are conditions to Elliott’s obligations under the agreement. In voicing its support for the proposals, ISS stated: “The combination of the rights offering and the standby purchase agreement ensures that existing common shareholders will have the opportunity to avoid dilution of their ownership interest, while also ensuring that the company can raise sufficient funds to redeem the outstanding preferred shares. The board and financial advisor Barclays Capital appear to have conducted a robust process of soliciting interest from other potential investors and concluded that no superior financing proposals were forthcoming.” The company encourages its shareholders to vote in favor of all proposals on the agenda. Shareholders who have questions, or need assistance should contact the proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834. About Roadrunner Transportation Systems, Inc. Roadrunner Transportation Systems is a leading asset-right transportation and asset-light logistics service provider offering a full suite of solutions under the Roadrunner®, Active On- Demand® and Ascent Global Logistics® brands. The Roadrunner brand offers less-than- truckload, temperature controlled and intermodal services. Active On-Demand offers premium mission critical air and ground transportation solutions. Ascent Global Logistics offers domestic freight management, retail consolidation, international freight forwarding and customs brokerage. For more information, please visit Roadrunner’s websites, www.rrts.com and www.ascentgl.com. ### Contact: Innisfree M&A Incorporated Scott Winter / Jonathan Salzberger 212-750-5833 Reputation Partners Marilyn Vollrath

414-376-8834 ir@rrts.com